Exhibit 99.2

Dear All,

Over the past few years, your hard work and dedication have been vital to transforming our company. Since 2012, we have brought our operations back to profitability after six straight years of losses. Not only did we generate an operating profit in FY2013, but we continued to carry this momentum through the first three quarters of FY2014. Thank you for working together to make this success possible.

While this return to operational profitability is very important, the next challenge we face as a company is our size. Currently, we are sub-scale to remain public.

As a part of our fiduciary responsibility to shareholders, the Board and management constantly explore all prospective options, including reinvesting in our core business, making an acquisition, selling the legacy case business and/or finding other ways to monetize our assets.

This morning, we announced that we hired a team of financial advisers as a next step to help us evaluate the best way to improve our scale and build additional shareholder value [http://www.marketwired.com/press-release/forward-industries-issues-open-letter-shareholders-reviewing-plans-build-shareholder-nasdaq-ford-1971974.htm]. As we review the available options, the Board and management will be balancing the needs of all stakeholders and keeping in mind what will best help the business thrive.

I understand that this sort of announcement can generate a lot of questions, but I want to stress that no decisions are made yet. This is a process that we’ve discussed for a long time, and we’re still very much still in the beginning stages. I will continue to keep you informed as things become more concrete.

As we break to spend time with our families and friends at Thanksgiving, please know that the great work that you do is greatly appreciated. Thank you again.

Have a wonderful and safe holiday!

Rob

Additional Information and Where to Find It
Terence Bernard Wise, a current director of the Company, together with other participants (collectively, the “Wise Group”), has filed preliminary proxy materials with the SEC indicating an intent to solicit proxies for the election of individuals as directors in opposition to the Company’s slate of director nominees at the 2014 Annual Meeting of Shareholders. The Wise Group failed to properly nominate its alternative slate of director candidates in compliance with the nomination procedures established in the Company’s Amended and Restated By-Laws. As a result, any purported nomination by the Wise Group at the 2014 Annual Meeting of Shareholders is invalid. The Company is currently seeking declaratory and injunctive relief from a New York State court to prevent the Wise Group’s invalid and improper solicitation.

In the event the court determines that the Wise Group’s nomination is valid, shareholders may receive materials from the Wise Group, including a proxy statement and proxy card, soliciting proxies for the election of its slate of alternative director candidates. The Company has made a preliminary filing with the SEC of a proxy statement and accompanying proxy card in connection with the 2014 Annual Meeting of Shareholders. Shareholders are urged to read the proxy statement for the 2014 Annual Meeting of Shareholders, as well as other documents filed with the SEC, as they become available because they will contain important information. The final proxy statement will be mailed to shareholders of the Company. Shareholders may obtain free copies of these documents (as they are available) and other documents filed with the SEC at (www.sec.gov) or by contacting the Company at (561) 465-0030.

Participants in the Solicitation of Proxies
The following directors and executive officers of the Company may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders (each individual’s beneficial ownership of shares of Common Stock of the Company is set forth in the parenthetical opposite his name): Robert Garrett, Jr. (249,491 shares), Frank LaGrange Johnson (202,855 shares), Owen P.J. King (45,000 shares), John F. Chiste (45,000 shares) and Joseph E. Mullin (0 shares). Shareholders are advised to read the Company’s proxy statement for the 2014 Annual Meeting of Shareholders and other relevant documents as they become available, because they will contain important information. You can obtain free copies of these documents from the Company as described above.